Exhibit 10.3

Execution Version

Applied Digital Corporation

Employment Agreement

This Employment Agreement (this “Agreement”), dated as of October 10, 2024, is made by and between Applied Digital Corporation, a Nevada corporation (the “Company”), and Wes Cummins (“Executive”). The Company and Executive are together referred to herein as the “Parties” or individually referred to as a “Party”.

WHEREAS, pursuant to the terms of that certain Executive Employment Contract dated November 1, 2021, as amended September 25, 2023, between the parties (the “Prior Employment Agreement”), Executive currently serves as the Chief Executive Officer of the Company;

WHEREAS, it is the desire of the Company to assure itself of the continued services of Executive following the date hereof (the “Effective Date”) on the terms herein provided by entering into this Agreement; and

WHEREAS, it is the desire of Executive to provide continued services to the Company following the Effective Date on the terms herein provided.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Employment.

(a) General. Effective on the Effective Date, the Company shall continue to employ Executive pursuant to the terms of this Agreement and Executive shall remain in the continued employ of the Company, for the period and in the positions set forth in this Section 1, and subject to the other terms and conditions herein.

(b) Employment Term. The term of employment under this Agreement shall commence on the Effective Date and, unless terminated earlier as provided in Section 3 below, end on the three (3)-year anniversary of the Effective Date (the “Initial Term”). At the expiration of the Initial Term, the Agreement will automatically renew for successive additional terms of one (1) year (each a “Renewal Term” and, together with the Initial Term, the “Term”), unless notice of non-renewal is given in writing by either Party to the other Party at least ninety (90) days prior to the expiration of the Initial Term or any successive Renewal Term (a “Non-Renewal Notice”). Notwithstanding the foregoing, either Party may terminate Executive’s employment under this Agreement at any time upon sixty (60) days’ prior written notice (other than in the event of (x) a termination of Executive by the Company for Cause, in which case no such notice shall be required, and (y) a resignation from the Company with Good Reason, in which case notice shall be given as set forth in the definition of Good Reason).

(c) Positions. During the Term, Executive shall serve as the Chief Executive Officer of the Company with such duties as Executive performed immediately prior to the Effective Date. Executive shall report directly to the Board of Directors of the Company (the “Board”). At the Company’s request, Executive shall during the Term serve the Company and its subsidiaries in such other capacities in addition to the foregoing as the Company shall designate, provided that such additional capacities are consistent with Executive’s position as the Company’s Chief Executive Officer. In the event that Executive serves in any one or more of such additional capacities, Executive’s compensation shall not be increased on account of such additional services.

(d) Duties. During the Term, Executive shall devote substantially all of Executive’s working time, attention and efforts to the business and affairs of the Company except during any paid vacation or other excused absence periods. Executive shall not engage in outside business activities (including serving on outside boards or committees) during the Term without the prior written consent of the Board (which the Board may grant or withhold); provided that Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs, and (ii) serve on the board of directors of other corporations or for-profit entities and engage in advisory work or services for non-profit organizations, in each case, subject to compliance with this Agreement and the Policies (as defined below) and provided that such activities do not conflict with or materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder. Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time, in each case as amended from time to time, as set forth in writing, and as delivered or made available to Executive (each, a “Policy”).

(e) Location. During the Term, Executive shall perform his duties hereunder in the Company’s principal office, which is currently in Dallas, Texas, but from time to time Executive may be required to travel to other locations in the proper conduct of Executive’s duties and responsibilities under this Agreement.

2. Compensation and Related Matters.

(a) Annual Base Salary. During the Term, Executive shall receive a base salary at a rate of $750,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company and shall be pro-rated for partial years of employment. Such annual base salary shall be reviewed annually by the Board for increase and, if increased, shall not be decreased (such annual base salary, as it may be adjusted from time to time, the “Annual Base Salary”). Notwithstanding the foregoing, a reduction in Executive’s Annual Base Salary of up to ten percent (10%) shall be permitted to the extent (i) such reduction is in connection with a Company-wide cost reduction program, and (ii) the percentage reduction in Executive’s Annual Base Salary is no greater than the percentage reduction applicable to other senior executives of the Company (a “Permitted Reduction”); provided, however, no Permitted Reduction shall be permitted within the eighteen (18) month period following consummation of a Change in Control (as defined below).

(b) True-Up. The Company shall pay Executive a true-up (the “True-Up”) in an amount equal to the difference between (i) the amount of base salary that would have been payable to Executive for the period from June 1, 2024 through the Effective Date, had Executive’s base salary been increased to the Annual Base Salary effective June 1, 2024, and (ii) the aggregate actual amount of base salary paid to the Executive with respect to such period (disregarding withholdings and deductions). The amount of the True-Up shall be determined by the Company, and the True-Up shall be payable to Executive within thirty (30) days of the Effective Date, subject to Executive’s continued employment with the Company through the date of payment.

(c) Target Annual Performance Bonus. With respect to each completed fiscal year of the Company during the Term, Executive will be eligible to receive an annual performance bonus (the “Annual Bonus”) with a target amount of one hundred percent (100%) of the Annual Base Salary (the “Target Bonus”) and a maximum amount of two hundred percent (200%) of the Annual Base Salary. Actual payout of the Annual Bonus shall be based on the achievement of Company annual financial metrics to be determined by the Board or the Compensation Committee thereof (the “Committee”). Any Annual Bonus earned will be paid at the same time annual bonuses are paid to other senior executives of the Company generally, subject to Executive’s continuous employment through the last day of the fiscal year with respect to which such Annual Bonus relates, unless otherwise set forth in Section 4 hereof, but in no event later than September 30th following the fiscal year to which the Annual Bonus relates.

(d) Equity Awards. Executive will be eligible for grants of annual equity awards (the “Equity Awards”), subject to approval by the Board or the Committee, and such vesting and other terms and conditions of the Company equity plan under which the applicable Equity Awards are granted and an award agreement to be provided by the Company and entered into with Executive with respect to each Equity Award. The Equity Awards are expected to be subject to fifty percent (50%) time-based vesting and fifty percent (50%) performance-based vesting, as determined by the Board or the Committee, with such performance-based Equity Awards eligible for a maximum payout of two hundred percent (200%) of target.

(e) Benefits. During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements as the Company may from time to time offer to provide to its senior executives, consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time. Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any, or any particular, plan or benefit and the Company reserves the right to change, alter, or terminate any benefit plan or benefit at any time (including, without limitation, contribution levels).

(f) Paid Time Off. During the Term, Executive shall be entitled to paid time off in accordance with the Policies, which Policies currently provide for flexible paid time off.

(g) Business Expenses. During the Term, the Company shall reimburse Executive for reasonable out-of-pocket business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy, as in effect from time to time.

3. Termination.

(a) At-Will Employment. Except for the notice requirements set forth in Section 1(b) hereof, the Company and Executive acknowledge that Executive’s employment is and shall continue to be “at-will”, as defined under applicable law. This means that, except as provided in such Section, such employment is not for any specified period of time and can be terminated by Executive or by the Company at any time, with or without advance notice, for any or no particular reason or cause. It also means that Executive’s job duties, title, and responsibility and reporting level, work schedule, compensation, and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time as determined by the Company (subject to any ramification such changes may have under Section 4 below, or any other governing documents of the Company or its subsidiaries or Affiliates). This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a representative of the Company duly authorized by the Board. If Executive’s employment terminates for any lawful reason, Executive shall not be entitled to any payments, benefits, damages, awards, or other compensation other than as provided in Section 4 of this Agreement.

(b) Circumstances. Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, under the following circumstances:

(i) Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii) Disability. If Executive has incurred a Disability the Company may terminate Executive’s employment for Disability.

(iii) Termination for Cause. The Company may terminate Executive’s employment for Cause.

(iv) Termination without Cause. The Company may terminate Executive’s employment without Cause.

(v) Resignation from the Company with Good Reason. Executive may resign Executive’s employment with the Company with Good Reason.

(vi) Resignation from the Company without Good Reason. Executive may resign Executive’s employment with the Company without Good Reason.

(vii) Company Non-Renewal of the Term. Executive’s employment may terminate as a result of non-renewal of the then-applicable Term by the Company in accordance with Section 1(b).

(viii) Executive Non-Renewal of the Term. Executive’s employment may terminate as a result of non-renewal of the then-applicable Term by Executive in accordance with Section 1(b).

(c) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to Section 3(b)(i) above) during the Term shall be communicated by a written notice (a “Notice of Termination”) to the other Party hereto indicating the specific termination provision in this Agreement relied upon and specifying a Date of Termination. The failure by either party to set forth in the Notice of Termination any fact or circumstance shall not waive any right of the party hereunder or preclude the party from asserting such fact or circumstance in enforcing the party’s rights hereunder.

(d) Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean the date of the termination of Executive’s employment with the Company, which, if Executive’s employment is terminated as a result of Executive’s death, will be the date of Executive’s death, and otherwise shall be the date specified in a Notice of Termination.

(e) Deemed Resignation. Unless otherwise determined by the Board and mutually agreed with Executive, upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all director, officer and employee positions, if any, then held with the Company or any of its subsidiaries or Affiliates.

4. Obligations upon a Termination of Employment.

(a) Company Obligations upon Termination for any reason. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3(b) above, Executive (or Executive’s estate, as applicable) shall be entitled to receive: (i) Executive’s Annual Base Salary and accrued but unused paid time off, if any, earned through the Date of Termination, but not yet paid to Executive; (ii) any Annual Bonus earned as of the Date of Termination, but not yet paid to Executive, for any preceding fiscal year of the Company, payable at the time such Annual Bonus would have been paid pursuant to Section 2(c) hereof, had employment not terminated; (iii) any expenses owed to Executive pursuant to Section 2(f) above; and (iv) any amounts owed to Executive with respect to periods prior to the Date of Termination but not yet paid to Executive (A) under this Agreement, or (B) with respect to any employee benefit plans, programs, arrangements or policies of the Company or any subsidiary or Affiliate or any other applicable plan, program, arrangement policy or other agreement with the Company or any subsidiary or Affiliate thereof (including, without limitation, pursuant to any indemnification agreement, deferred compensation, retirement, equity and long-term incentive plan, program, policy, arrangement or agreement), in each case, which amounts shall be payable in accordance with the terms and conditions of such plans, programs, arrangements, policies or other agreements (collectively, the “Accrued Obligations”). Except as otherwise expressly required by law or as specifically provided herein, all of Executive’s rights to salary, severance benefits, bonuses and other compensatory amounts or benefits hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.

(b) Executive’s Obligations upon Termination.

(i) Cooperation. At any time following termination of employment for any reason, Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder; provided that the Company shall reimburse Executive for Executive’s reasonable, pre-approved out of pocket costs and expenses on the same basis as when Executive was the Chief Executive Officer, and shall indemnify Executive in accordance with Section 9(b) below as if Executive provided such cooperation as an officer.

(ii) Return of Company Property. Executive hereby acknowledges and agrees that all Company Property and equipment furnished to, or prepared by, Executive in the course of, or incident to, Executive’s employment, belongs to the Company and with respect to physical property shall be promptly returned to the Company upon termination of Executive’s employment and at such other time(s) as may be determined by the Company (and will not be kept in Executive’s possession or delivered to anyone else), and with respect to digital property shall be permanently deleted. For purposes of this Agreement, “Company Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, computer hardware and software, laptop computers, tablets, docking stations, cellular and portable telephone equipment, and all other proprietary information relating to the business of the Company or its subsidiaries or Affiliates. Following termination of employment, except as may be required by applicable law Executive shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or Affiliates.

(c) Termination due to Executive’s Death or Disability, by the Company for Cause, Resignation by Executive without Good Reason or Non-Renewal of the Term by Executive. If Executive’s employment terminates pursuant to Section 3(b)(i), Section 3(b)(ii), Section 3(b)(iii), Section 3(b)(vi), or Section 3(b)(viii) hereof, then Executive shall receive only the Accrued Obligations set forth in Section 4(a) above, subject to Section 9(n) hereof.

(d) Severance Payments upon a Termination without Cause, Resignation with Good Reason or Non-renewal of the Term by the Company. If Executive’s employment terminates pursuant to Section 3(b)(iv), Section 3(b)(v) or Section 3(b)(vii) hereof, then, subject to Executive’s delivery to the Company and non-revocation (if applicable) of an executed waiver and release of claims substantially in the form attached hereto as Exhibit A (the “Release”) that becomes effective and irrevocable within sixty (60) days of the Date of Termination in accordance with Section 9(n)(vi) below, and Executive’s continued compliance with the terms and conditions of this Agreement (including, without limitation, Section 5 below) and the Release, Executive shall receive, in addition to the payments and benefits set forth in Section 4(a) above, and subject to Section 9(n) below, the following:

(i) an amount in cash equal to eighteen (18) months (the “Cash Severance”) (or in the event of a Change in Control Termination, thirty (30) months (the “CIC Cash Severance”) of Executive’s then-existing Annual Base Salary, payable, less applicable withholdings and deductions in the form of salary continuation in regular installments over the eighteen (18)-month period following the date of Executive’s termination of employment in accordance with the Company’s normal payroll practices with the first of such installments to commence on the first regular payroll date following the date the Release becomes effective and irrevocable or as otherwise provided in Section 9(n)(vi) below (or in the event of a Change in Control Termination, payment in a lump sum within ten (10) days of the later of (A) the Date of Termination, and (B) the effectiveness of the Release); provided, however, that if the Cash Severance payments have commenced prior to the consummation of a Change in Control, then the excess of the CIC Cash Severance over the actual aggregate amount of the Cash Severance previously paid to Executive (disregarding withholdings and deductions) shall be paid to Executive in a lump sum on or within thirty (30) days following the date on which the Change in Control is consummated (and, for clarity, no further Cash Severance or CIC Cash Severance payments shall be made to Executive) (the “Cash Severance Acceleration”). Notwithstanding the foregoing, (A) to the extent the CIC Cash Severance (or any portion thereof) constitutes “nonqualified deferred compensation” for purposes of Section 409A, the Cash Severance Acceleration shall only apply to the CIC Cash Severance (or applicable portion thereof) in the event the applicable Change in Control constitutes a “change in control event” for purposes of Section 409A (using the minimum permissible thresholds thereunder) (the “Acceleration Limit”) and (B) if the Date of Termination occurs after the date of a Change in Control, then the CIC Cash Severance (or any portion thereof) that constitutes “nonqualified deferred compensation” for purposes of Section 409A will be paid in a lump-sum only if the applicable Change in Control constituted a “change in control event” for purposes of Section 409A (using the minimum permissible thresholds thereunder). Any CIC Cash Severance that is not subject to the Cash Severance Acceleration or that may not be paid in a lump sum pursuant to clause (B) of the preceding sentence shall, in any case, instead be paid to Executive in installments in accordance with the terms and conditions of this Section 4(d)(i). To the maximum extent permitted by Section 409A, for purposes of the Acceleration Limit, when determining which portion of the CIC Cash Severance is exempt from Section 409A pursuant to Treasury Regulation 1.409A-1(b)(9)(iii), or any successor regulation, such exemption shall apply to the CIC Cash Severance in reverse chronological order, beginning with the CIC Cash Severance Payments scheduled to be paid the furthest in time from the consummation of such Change in Control.

(ii) an amount equal to one hundred percent (100%) of Executive’s Annual Bonus (or in the event of a Change in Control Termination, two hundred and fifty percent (250%) of the Annual Bonus) for the fiscal year in which Executive’s termination of employment occurs, calculated based on actual performance for the entire fiscal year, in each case, if such amount is reasonably determinable as of the date such payment would otherwise be made in accordance with the terms of this Section 4(d)(ii) (with negative discretion being applied to Executive no less favorably than to other actively employed senior executives of the Company), and if such amount is not reasonably determinable by the Company as of the date such payment would otherwise be made (or, in the event of a Change in Control Termination, is reasonably determinable, but less than the Target Bonus), an amount equal to one hundred percent (100%) of the Target Bonus (or in the event of a Change in Control Termination, two hundred percent (200%) of the Target Bonus), as determined by the Company. Payment pursuant to this clause (ii) shall be made in a lump sum within ten (10) days following the later of the date that the Annual Bonus would have been paid pursuant to Section 2(c) hereof, had employment not terminated, and the effectiveness of the Release;

(iii) accelerated vesting of fifty percent (50%) of all unvested equity awards held by Executive (or in the event of a Change in Control Termination, accelerated vesting of one hundred percent (100%) of such equity awards), with accelerated vesting of any such equity awards that vest based on the achievement of performance metrics measured based on achievement of one hundred percent (100%) of target (or, in the event of a Change in Control Termination, if achievement of the applicable performance metrics is reasonably determinable as of the date of termination, based on achievement of the greater of (1) one hundred percent (100%) of target, and (2) actual achievement of the performance metrics); and

(iv) to the extent Executive holds any stock options or stock appreciation rights with respect to shares of common stock of the Company, par value $0.001 per share, the post-termination exercise period (if any) with respect to such stock options are stock appreciation rights shall terminate on the latest date on which such stock option or stock appreciation right, as applicable, would have expired by its original terms (but, for avoidance of doubt, such stock options and stock appreciation rights shall be subject to earlier termination in accordance with the terms and conditions thereof and any plan governing such options or stock appreciation rights);

(v) subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall offer continued coverage under the Company’s group health plan at active employee rates until the earlier of eighteen (18) months (the “COBRA Assistance”), which COBRA Assistance shall automatically terminate on the earliest of (A) the date that Executive becomes eligible for coverage under the group health plan of another employer, or (B) the date Employer or its Affiliates could otherwise be subject to a penalty or in violation of any requirement of applicable law due to the COBRA Assistance, as determined by the Company. Employer shall directly pay or reimburse Executive for Employer’s portion of the amount COBRA premium pursuant to the COBRA Assistance, as determined by the Company. In the event Employer provides the COBRA Assistance through reimbursement, Executive shall remit to the Company on a monthly basis and within thirty (30) days of the date of payment, paid invoices for each such monthly COBRA premium for which Executive seeks reimbursement and such reimbursement (to the extent required pursuant to this Section 4(d)(iii)) shall be made to Executive within thirty (30) days following Executive’s delivery to Employer of each such invoice.

(vi) The severance payments and benefits provided to Executive pursuant to Section 4(d) hereof are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program, and Executive acknowledges and agrees that Executive shall have no rights or entitlements to any benefits or payments under any such plan, policy or program.

(e) No Mitigation. Executive shall have no duty to mitigate the amount of any payment or benefit provided for under Section 4(d) of this Agreement by seeking other employment (including self-employment) or service, and the amount of any payment or benefit provided for under Section 4(d) of this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or service.

(f) Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5 through 9 of this Agreement will survive the termination of Executive’s employment and the termination of the Term for any reason.

5. Restrictive Covenants.

(a) Confidentiality. Executive agrees, during Executive’s employment with the Company and at all times thereafter, not to, directly or indirectly, use (for Executive’s own benefit or another Person) or disclose any Confidential Information, for so long as it shall remain proprietary or protectable as confidential or trade secret information, except as may be necessary for the performance of Executive’s Company duties or as expressly authorized in writing by the Company.

(i) For purposes of this Agreement, “Confidential Information” means confidential non-public or proprietary information or trade secrets disclosed to or learned by Executive as a consequence of Executive’s employment or service with the Company, including without limitation any third-party information that the Company treats as confidential, and any information learned by Executive as a result of Executive’s employment or service with the Company. Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature: (i) the set-up of the Company’s production techniques, designs, concepts, drawings, ideas, intellectual property, inventions, specifications, models, research, development, processes, procedures, trade secrets, know-how, new product or new technology information, designs, product designs, customer names and other information related to customers, employee information, pricing policies, financial information, business plans, computer programs (whether in source code or object code), strategies, methods, systems, inventions, production method and sources, marketing and sales information, information received from others that the Company is obligated to treat as confidential or proprietary, (ii) information related to cloud products and services that provide high-performance computing power for artificial intelligence applications (including, without limitation, large language model training, inference, and graphics rendering, including, without limitation, books and records), statements (financial or otherwise), organizational and governing documents, software programs, applications and data bases, lists of (and agreements, contracts, terms, arrangements and negotiations with) existing or potential counterparties (including, without limitation, lenders, investors, customers, lessors, landlords, employees, sales representatives, independent or other contractors and other commercial partners and service providers), analyses, reports, studies and research (industry, market, product or otherwise), forecasts, projections, pipelines, budgets, memoranda, compilations, and (iii) and any other technical, operating, financial and other business information that has commercial value, relating to the Company, its business, potential business, operations or finances, or the business of the Company’s customers, of which Executive may have acquired or developed knowledge or of which Executive may in the future acquire or develop knowledge of during Executive’s work for the Company, or from Executive’s colleagues while working for the Company.

(ii) Confidential Information shall not include information that (i) is now or later becomes publicly available or generally known to the industry (other than as a result of a breach of this Agreement), (ii) is independently developed by Executive outside the scope of Executive’s employment and without reference to any Confidential Information; (iii) is lawfully obtained from a third party outside the scope of Executive’s employment without restriction on use or disclosure or (iv) information that is otherwise required to be and has been disclosed under applicable laws, regulations or judicial or regulatory process, or upon the request of a regulatory authority. Executive agrees that Executive will maintain at Executive’s workstation or other places under Executive’s control only such Confidential Information that Executive has a current need to know for Company business purposes, and that Executive will return to the Company or otherwise properly dispose of all Confidential Information once Executive’s need to know no longer exists. Executive agrees that Executive will not make copies (electronic or otherwise) of information unless Executive has a need for such copies in connection with Executive’s work at the Company.

(b) Non-Competition. During the Restricted Period, Executive will not, directly or indirectly, for Executive’s own benefit or for the benefit of any other individual or entity other than the Company: (i) operate, conduct, or engage in, or prepare to operate, conduct, or engage in the Business; (ii) own, finance, or invest in (except as the passive investor in not more than two percent (2%) of the outstanding stock of a publicly-held company) any Business, or (iii) participate in, render services to, or assist any Person that engages in or is preparing to engage in the Business in any capacity (whether as an employee, consultant, contractor, partner, officer, director, advisor or otherwise), in each case of clauses (i), (ii) or (iii), in the Restricted Territory. It shall not be a violation of this paragraph for Executive to be involved with a non-competing division or unit of a larger enterprise, provided that Executive has no involvement with the competing division or unit of such larger enterprise.

(c) Non-Solicitation of Company Personnel. During the Restricted Period, Executive will not, directly or indirectly, for Executive’s own benefit or for the benefit of any other individual or entity: (i) employ or hire any Company Personnel in any capacity (whether as an employee, contractor, consultant or otherwise); (ii) solicit or attempt to solicit for employment or hire any Company Personnel in any capacity; (iii) entice or induce any Company Personnel to leave his or her or their employment or service with the Company; or (iv) otherwise negatively interfere with the Company’s relationship with any Company Personnel. Notwithstanding the foregoing, a general solicitation or advertisement for job opportunities that Executive may publish without targeting any Company Personnel shall not be considered a violation of this Section 5(c).

(d) Non-Solicitation of Company Customers. During the Restricted Period, Executive will not, directly or indirectly, for Executive’s own benefit or for the benefit of any other individual or entity: (i) solicit business from any Company Customer that is, or offer to provide products or services to any Company Customer that are, similar to any product or service provided or that could be provided by the Company or that are otherwise competitive with the Business; (ii) cause or encourage any Company Customer to reduce or cease doing business with the Company, or (iii) otherwise negatively interfere with the Company’s relationships with any Company Customer.

(e) Non-Disparagement. Executive agrees that Executive shall not, at any time during or after the Term, disparage the Company, any of its products, services or practices, or any of its directors, officers, employees, customers, agents, representatives, or equity holders and their respective Affiliates, either orally or in writing, at any time; provided, that Executive may confer in confidence with Executive’s legal representatives and make truthful statements as required by law or upon the request of any regulatory authority.

(f) Invention Assignment. Executive (i) will promptly disclose all Inventions (as defined below), in full detail, to persons authorized by the Company, and (ii) will not disclose any Invention to anyone other than persons authorized by the Company or by law, without the Company’s express prior written instruction to do so. All Inventions will be deemed “work made for hire” as that term is used in the U.S. Copyright Act and belong solely to the Company from conception. Executive hereby expressly disclaims all interest in all Inventions. To the extent that title to any Invention or any materials comprising or including any Invention is found not be a “work made for hire” as a matter of law, Executive hereby irrevocably assigns to the Company all of Executive’s right, title, and interest to that Invention. At any time during or after the Term that the Company requests, Executive will sign whatever written documents of assignment are necessary to formally evidence Executive’s irrevocable assignment to the Company of any Invention. At all times during or after the Term, Executive will assist the Company in obtaining, perfecting, maintaining and renewing patent, copyright, trademark, and other appropriate protection for any Invention, in the United States and in any other country, at the Company’s expense. In the event that the Company is unable to secure Executive’s signature on any such document, Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf, to sign and file any such document and to do all other lawful acts to further the prosecution, issuance and enforcement of patents, copyrights or other rights or protections with the same force and effect as if Executive had signed such documents. To the extent any copyrights are assigned under this Agreement, Executive hereby irrevocably waives to the extent permitted by applicable law, any and all claims Executive may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” with respect to all Inventions and all intellectual property rights therein.

(i) For purposes of this Agreement, “Inventions” means: (A) contributions and inventions, discoveries, creations, developments, improvements, works of authorship and ideas (whether or not they are patentable or copyrightable) of any kind that are or were, since the date of commencement of Executive’s employment with the Company, conceived, created, developed or reduced to practice by Executive, alone or with others, while employed by the Company that are either: (1) conceived during regular working hours or at Executive’s place of work, whether located at Company, Affiliate or customer facilities, or at Executive’s own facilities; or (2) regardless of whether they are conceived or made during regular working hours or at Executive’s place of work, are directly or indirectly related to the Company’s Business or potential business, result from tasks assigned to Executive by the Company, or are conceived or made with the use of the Company’s resources, facilities or materials; and (B) any and all patents, patent applications, copyrights, trade secrets, trademarks, domain names and other intellectual property rights, worldwide, with respect to any of the foregoing.

(ii) The term “Inventions” specifically excludes any invention that: (i) by law, Executive cannot be required to assign; or (ii) inventions Executive developed entirely on Executive’s own time without using any Company equipment, supplies, facilities or trade secret information, unless (A) the invention related at the time of conception or reduction to practice of the invention to (x) the Company’s Business, or (y) the Company’s actual or demonstrably anticipated research or development, or (B) the invention results from any work performed by Executive for the Company. Nevertheless, if Executive believes any invention, work of authorship or other matter created by Executive during the Term is not within the definition of Inventions, Executive will disclose it to the Company so that the Company may make an assessment of whether it falls within the definition of Invention within this Agreement.

(g) Tolling Period. Without limiting the Company’s ability to seek other remedies available at law or in equity, if Executive violated any of the provisions of Sections 5(b) through 5(d), the Restricted Period shall be extended by one day with respect to each covenant for each day that Executive is in violation of the provisions of such covenant, so as to give the Company the full benefit of the bargained-for length of forbearance.

(h) Advance Notice. As soon as reasonably practicable following acceptance of any other employment or service relationship during the Restricted Period following Executive’s termination of employment (and in any event at least ten (10) business days prior to commencement of such relationship), Executive shall provide written notice of such relationship to the Company.

(i) Interpretation. In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. For purposes of this Section 5 and the defined terms referenced herein, references to the “Company” shall include the Company and its subsidiaries and controlled Affiliates.

(j) Acknowledgements. Executive acknowledges and agrees that the covenants contained in this Section 5: (i) are necessary to protect the Company’s legitimate interests, including, without limitation, trade secrets, confidential and proprietary information and goodwill, and are no greater than required to protect such interests, (ii) are not unduly harsh or oppressive and do not impose undue hardship on Executive, and (iii) are reasonable, including, without limitation, in duration and geographic scope, and such geographic scope reflects the territory in which Executive currently has (and will in the future have) contact with Company Customers and other material business relations of the Company. Executive recognizes and acknowledge that a breach of the covenants contained in this Section 5 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in this Section 5, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to seek specific performance and injunctive relief (without requirement to post a bond or other security).

6. Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any of its subsidiaries or Affiliates or to any successor to all or substantially all of the business or the assets of the Company or any subsidiary or Affiliate thereof (by merger or otherwise), provided that such successor expressly agrees to perform each and all obligations of the Company set forth herein. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective permitted successors and assigns. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and any applicable employee benefit plan, program, or arrangement, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

7. Certain Definitions. For purposes of this Agreement:

(a) Affiliate. “Affiliate” shall mean, with respect to any particular Person means (a) any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise, (b) any Person that is an officer, partner, member or trustee of, or serves in a similar capacity with respect to, the specified Person and (c) any member of the immediate family of the specified Person (which shall include parents, children and siblings, both by-blood and in-law).

(b) Business. “Business” shall mean, directly or indirectly, (i) the business of (A) acquiring, owning, operating, managing and monetizing digital infrastructure solution businesses for high performance computing applications and (B) acquiring real estate and design, developing and operating thereon data centers to provide digital infrastructure solutions for high performance computing applications, and (ii) a person or division or unit of a larger enterprise engaged in the same, similar, or other additional lines of business in which the Company engages or has taken active steps to engage based on discussions or actions taken by or among senior management or the Board during Executive’s employment up to the Date of Termination.

(c) Cause. “Cause” shall mean any of the following events:

(i) (A) Executive’s indictment for or conviction of, or plea of guilty or nolo contendere to (1) a felony, or (2) a crime involving dishonesty, fraud or moral turpitude, or (B) or Executive engaging in any embezzlement, financial misappropriation or fraud, related to his employment with, or provision of services to, the Company or any subsidiary or Affiliate;

(ii) Executive’s willful and intentional breach of Executive’s obligations to the Company or any of its subsidiaries or Affiliates or pursuant to this Agreement (including, but not limited to, Section 5 hereof or any other restrictive covenant obligation);

(iii) Executive’s willful misconduct in connection with Executive’s performance of his duties for the Company or any subsidiary or Affiliate, which is materially harmful to the Company or any subsidiary or Affiliate;

(iv) Executive’s material violation of any U.S. federal securities laws, rules or regulations;

(v) Executive’s material violation of any Policy or any other policy or procedure of the Company or subsidiary or Affiliate provided to Executive, including without limitation, a material violation of the Company’s Code of Business Conduct and Ethics and the Company’s or subsidiary’s or Affiliate’s policies on harassment, discrimination, or substance abuse;

(vi) Executive’s gross negligence which is materially harmful to the Company or any of its subsidiaries or Affiliates;

(vii) Executive’s commission of any act of sexual or other harassment or discrimination; or

(viii) Executive’s willful refusal to follow the reasonable and lawful directive of the Company or the Board related to performance of Executive’s duties, which directive is consistent with normal business practice.

Executive shall be given written notice by the Board of its intention to terminate him for Cause within one hundred and twenty (120) days of the later of (A) the Company learning of such event or events giving rise to such termination for Cause, and (B) the Company completing its investigation of such event or events giving rise to such termination for Cause. With respect to clauses (ii), (iii), (v), (vi) or (viii), Executive must be given fifteen (15) days to cure such event or events giving rise to such termination for Cause (to the extent curable). In addition, termination for Cause requires a vote of a majority of the members of the Board (determined without including Executive), at a meeting of the Board held for such purpose, where Executive and Executive’s counsel had an opportunity, on at least fifteen (15) days’ notice (other than in the event of a termination pursuant to clause (i)(A) of the definition thereof), to be heard before the Board.

(d) Change in Control Termination. “Change in Control Termination” shall mean Executive’s employment is terminated by the Company without Cause, or by Executive for Good Reason: (i) within eighteen (18) months following consummation Change in Control, (ii) at a time when the Company is party to an agreement, the consummation of which would result in the occurrence of a Change in Control (whether or not a Change in Control actually occurs), if such Change in Control has not been terminated or abandoned as of the Date of Termination, or (iii) or within ninety (90) days prior to the Company’s entrance into an agreement described in the foregoing clause (ii). A “Change in Control Termination” shall include a termination during any of the foregoing time periods due to Company non-renewal of the then-applicable Term, provided that the Non-Renewal Notice is delivered to Executive by the Company during any of the foregoing time periods, and Executive’s Date of Termination also occurs during such time periods.

(e) Change in Control. A “Change in Control” shall be deemed to have occurred if any one of the following events shall occur, in a single transaction or in a series of related transactions:

(i) Any Person becomes the beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act) of shares of Common Stock representing more than 50% of the total number of votes that may be cast for the election of directors of the Company; or

(ii) The consummation of any (a) merger, consolidation, acquisition, reorganization, statutory share exchange or other business combination in which either the Company or any of its subsidiaries is a party, (b) sale or other disposition of all or substantially all of the Company’s assets, in one or a series of related transactions, or (c) a combination of the foregoing transactions (each, a “Transaction”), other than a Transaction (A) involving only the Company and one or more of its now or hereafter existing subsidiaries, (B) immediately following which the shareholders of the Company immediately prior to the Transaction continue to hold a majority of the voting power in the resulting or surviving entity, or (C) following which the Incumbent Directors at the time of the execution of the initial agreement or other action of the Board providing for such Transaction continue to constitute a majority of the directors of the resulting or surviving entity; or

(iii) Within any twelve (12)-month period beginning on or after the Effective Date, the persons who were directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board (or the board of directors of any successor to the Company); provided that any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of the foregoing unless such election, recommendation or approval was the result of an actual or threatened election contest of the type contemplated by Rule 14a-11 promulgated under the Exchange Act or any successor provision; or

(iv) The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(v) Any other transaction or event that the Board determines is a Change in Control in its sole discretion.

Notwithstanding the foregoing, no event or condition shall constitute a Change in Control to the extent that, if it were, a penalty tax would be imposed under Section 409A of the Code; provided that, in such a case, the event or condition shall continue to constitute a Change in Control to the maximum extent possible (e.g., if applicable, in respect of vesting without an acceleration of distribution) without causing the imposition of such penalty tax.

(f) Code. “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

(g) Company Customer. “Company Customer” shall mean, as of any specified date, any individual or entity who, as of such date, (i) is an existing customer, client, supplier, licensor, distributor, vendor or other business relation of the Company of whom Executive learned, with whom Executive had business contact or about whom Executive obtained proprietary information at any time during Executive’s employment or engagement with the Company, or (ii) is a prospective customer, client, supplier, licensor, distributor, vendor or other business relation, of the Company of whom Executive learned, with whom Executive had business contact, or about whom Executive obtained proprietary information as part of a solicitation of business on behalf of the Company at any time during the one (1) year period prior to Executive’s termination of employment or engagement with the Company.

(h) Company Personnel. “Company Personnel” shall mean means any individual or entity that is or was at any time during the six (6)-month period prior to Executive’s solicitation or other activity prohibited by Section 5(c), employed or engaged (whether as an employee, consultant, independent contractor or in any other capacity) by the Company or any of its subsidiaries.

(i) Disability. “Disability” shall mean Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties.

(j) Good Reason. “Good Reason” shall mean any one of the following, that occurs without Executive’s prior written consent:

(i) a material reduction in Executive’s authorities, duties, responsibilities, position, or title;

(ii) a material reduction by the Company in Executive’s Annual Base Salary or Target Bonus (other than a Permitted Reduction);

(iii) the relocation of Executive’s principal place of employment by more than thirty-five (35) miles from its location as of the Effective Date;

(iv) any failure to elect Executive to the Board or removal of Executive from the Board or as Chief Executive Officer of the Company (other than for Cause in accordance with this Agreement);

(v) any change in reporting structure such that Executive reports to someone other than the Board (or following a Change in Control, reorganization, or the Company’s shares ceasing to be publicly traded, the board of directors of any successor or acquiring entity (or the ultimate parent entity)); or

(vi) a material breach by the Company of any provision of this Agreement or any written equity award agreement to which Executive and the Company are a party.

Notwithstanding the foregoing, no Good Reason will have occurred unless and until: (A) Executive has provided the Company, within one hundred and twenty (120) days of the date Executive knows or should have known of the Good Reason event, written notice reasonably summarizing the applicable facts and circumstances underlying such finding of Good Reason; (B) the Company or the successor company fails to cure such condition within thirty (30) days after receiving such written notice (the “Cure Period”) or, in the event that such grounds cannot be corrected within the Cure Period, the Company has not taken all reasonable steps within the Cure Period to correct such grounds as promptly as practicable thereafter, and (C) Executive’s resignation based on such Good Reason is effective within thirty (30) days after the expiration of the Cure Period. Notwithstanding anything herein to the contrary, in no event will Executive have Good Reason as a result of Executive being removed as Chairman of the Board, if Executive is replaced by a non-executive Chairman.

(k) Person. “Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a governmental entity.

(l) Restricted Period. “Restricted Period” shall mean the period of Executive’s employment and eighteen (18) months following the termination of Executive’s employment for any reason.

(m) Restricted Territory. “Restricted Territory” shall mean (i) the United States of America (including each city, county, parish, district, municipality and state therein), or (ii) any other country, state, province, territory, city, county, parish, district, municipality or other locality in which (A) Executive provided services or had a material presence or influence at any time during Executive’s employment or engagement with the Company or (B) the Company is engaged in or has plans to engage in (based on discussions or actions taken by or among senior management or the Board) the Business as of the termination of Executive’s employment or engagement with the Company.

8. Parachute Payments.

(a) Notwithstanding any other provisions of this Agreement or any other agreement between the Parties, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 4 above, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) or would not be deductible by the Company or any of its subsidiaries or Affiliates pursuant to Section 280G of the Code (the “Deduction Loss”), then the Total Payments shall be reduced (in the order provided in Section 8(b) below) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments and the Deduction Loss, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Total Payments). Executive shall execute any waiver or other documentation and take all other actions requested by the Company to acknowledge the reduction pursuant to this Section 8(a).

(b) The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A of the Code (“Section 409A”), (ii) reduction on a pro-rata basis of any non-cash severance payments or benefits that are exempt from Section 409A, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A, and (iv) reduction of any payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A; provided, in case of subclauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.

(c) The Company will make all determinations regarding the application of this Section 8, which determinations shall be final, binding and conclusive the Company, Executive, and all other interested Persons.

In the event it is later determined that to implement the objective and intent of this Section 8, (i) a greater reduction in the Total Payments should have been made, the excess amount shall be returned promptly by Executive to the Company or (ii) a lesser reduction in the Total Payments should have been made, the excess amount shall be paid or provided promptly by the Company to Executive, except to the extent the Company reasonably determines would result in imposition of a penalty tax under Section 409A.

9. Miscellaneous Provisions.

(a) Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Texas without reference to the principles of conflicts of law of the State of Texas or any other jurisdiction that would result in application of the laws of a jurisdiction other than the State of Texas, and where applicable, the laws of the United States.

(b) Indemnification. The Company agrees that, to the extent permitted by applicable law, if Executive is made a party (or witness) or is threatened to be made a party (or witness) to any claim, investigation, audit, action, suit, arbitration or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was or otherwise in connection with Executive’s service as a director, officer or employee of the Company, or its subsidiaries or Affiliates, Executive shall be indemnified and held harmless by the Company, and its subsidiaries or Affiliates, against, and, subject to the delivery by Executive of a customary undertaking with respect to advanced expenses, shall receive expense advancement for, all reasonable costs, charges and expenses incurred or suffered by Executive in connection therewith (including reasonable legal fees). Notwithstanding anything to the contrary in this Section 9(b), no indemnification may be made to Executive or on Executive’s behalf hereunder (i) if a court of competent jurisdiction determines in a final, non-appealable order that Executive is not entitled to indemnification under applicable law, or (ii) with respect to any claims in a Proceeding where such claims are brought by (A) the Company or its subsidiaries or Affiliates, or their respective directors or officers in their capacities as such, other than related to a shareholder derivative action, or (B) by Executive (or Executive’s successors or assigns). Without limitation of the foregoing, during the Term and for no less than six (6) years following the Date of Termination, the Company shall maintain directors & officers’ insurance coverage (and any other insurance policies the Company may maintain generally for the benefit of its directors and officers) for Executive in his roles, and such coverage shall be maintained on terms and conditions no less favorable than such coverage is provided to other senior executives and officers of the Company, as applicable.

(c) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(d) Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by email or certified or registered mail, postage prepaid, as follows:

(i) If to the Company, to:

Applied Digital Corporation

3811 Turtle Creek Blvd., Suite 2100

Dallas, TX 75219

Attn: David Rench

Email: david@applieddigital.com

With a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP

1251 Avenue of the Americas, 18th Floor

New York, NY 10020

Attn: Darren Goodman

Email: dgoodman@lowenstein.com

(ii) If to Executive, to the last address that the Company has in its personnel records for Executive;

With a copy (which shall not constitute notice) to:

Sterlington, PLLC

One World Trade Center, 85th Floor

New York, NY 10007

Attn: Jeremy L. Goldstein

Email: Jeremy.Goldstein@sterlingtonlaw.com; notices@sterlingtonlaw.com

or

(iii) At any other address as any Party shall have specified by notice in writing to the other Party.

(e) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or PDF shall be deemed effective for all purposes.

(f) Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral, including without limitation, the Prior Employment Agreement; provided that nothing in this Agreement shall supersede, modify or otherwise affect any restrictive covenant, invention assignment or confidentiality obligations imposed under any Policy or any other agreement between Executive and the Company or any of its Affiliates, and in the event of any conflict between any such restrictive covenant, invention assignment or confidentiality obligation and this Agreement, the provisions which are broadest (including, without limitation, with respect to scope and duration), or otherwise most favorable to the Company, shall control. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(g) Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized representative of Company. By an instrument in writing similarly executed, Executive or a duly authorized representative of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(h) Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections, or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any”, “all”, “each”, or “every” means “any and all”, and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein”, “hereof”, “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Persons referred to may require. All determinations, interpretations, exercises of authority, or similar rights or actions by the Board or the Company hereunder shall be made by the Board or the Company, as applicable, in its sole and absolute discretion.

(i) Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by a binding arbitration process administered by JAMS in Dallas County, Texas. Such arbitration shall be conducted in accordance with the then-existing Employment Arbitration Rules before a sole arbitrator. The Company and Executive will each be responsible for their own attorneys’ fees and expenses incurred in connection with any such arbitration. The decision arrived at by the arbitrator shall be binding upon all parties to the arbitration and no appeal shall lie therefrom, except as provided by the Federal Arbitration Act. These arbitration procedures are intended to be the exclusive method of resolving any claim or dispute arising out of or related to this Agreement, including the applicability of this Section; provided, however, that any party seeking injunctive relief in connection with a breach or anticipated breach of the Agreement will do so in a state or federal court of competent jurisdiction within Dallas, Texas. Neither an application for temporary emergency relief, nor a court’s consideration of granting such relief shall (i) constitute a waiver of the right to pursue arbitration under this provision or (ii) delay the appointment of the arbitrator(s) or the progress of arbitration proceedings. Executive knowingly, voluntarily and expressly waives any and all rights to initiate, participate in, or receive money or any other form of relief from any class, collective or representative proceeding and agrees each arbitration proceeding shall proceed on an individualized basis. THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY ARE WAIVING THEIR RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE ARISING OUT OF THIS AGREEMENT OR RELATED TO EXECUTIVE’S EMPLOYMENT OR THE TERMINATION THEREOF.

(j) Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(k) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(l) Whistleblower Protections and Defend Trade Secrets Act Disclosure. Notwithstanding anything to the contrary contained herein, (i) nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies), and (ii) this Agreement is not intended to, and shall not, in any way prohibit, limit or otherwise interfere with Executive’s protected rights under federal, state or local law to, without notice to the Company: (A) communicate or file a charge with or provide information to a government regulator, such as, by way of example and not limitation, the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other self-regulatory organization; (B) participate in an investigation or proceeding conducted by a government regulator; (C) receive an award paid by a government regulator for providing information; or (D) otherwise engage in activity protected by applicable whistleblower laws. Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(m) Recoupment of Erroneously Awarded Compensation. In accordance with the Nasdaq Stock Exchange listing standards and the requirements thereunder, the Company has adopted a clawback policy (the “Clawback Policy”). Executive acknowledges and agrees that as set forth in such Clawback Policy: (i) Executive shall be bound by and abide by the terms of the Clawback Policy as it currently exists; (ii) the Clawback Policy may be amended or restated from time to time, and Executive shall be bound by and abide by the terms of the Clawback Policy as it may change over time; (iii) Executive shall cooperate and shall promptly return any incentive-based compensation that the Company determines is subject to recoupment under the Clawback Policy; and (iv) any incentive-based or other compensation paid to Executive under any agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required by such law, government regulation or stock exchange listing requirement.

(n) Section 409A.

(i) General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A. If the Company determines that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A, the Company may (but is not obligated to), take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A.

(ii) Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).

(iii) Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service with the Company or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv) Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31st of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request in accordance with applicable Policies (if any), the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v) Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.

(vi) Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release: (A) if Executive fails to execute the Release on or prior to the Release Expiration Date or timely revokes Executive’s acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release; and (B) in any case where Executive’s Date of Termination and the Release Expiration Date (and any applicable revocation period) plus the first regularly scheduled payroll date thereafter fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes hereof, “Release Expiration Date” shall mean the date that is at least twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is at least forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 9(n)(vi), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 9(n)(vi)(C), on the first payroll period to occur in the subsequent taxable year, if later.

10. Prior Employment.

Executive represents and warrants that Executive’s acceptance of continued employment with the Company has not breached, and the continued performance of Executive’s duties hereunder will not breach, any duty owed by Executive to any prior employer or other Person. Executive further represents and warrants to the Company that (a) the continued performance of Executive’s obligations hereunder will not violate any agreement between Executive and any other Person; (b) Executive is not bound by the terms of any agreement with any previous employer or other Person to refrain from competing, directly or indirectly, with the business of such previous employer or other Person that would be violated by Executive entering into this Agreement or providing continued services to the Company pursuant to the terms of this Agreement; and (c) Executive’s continued performance of Executive’s duties under this Agreement will not require Executive to, and Executive shall not, rely on in the continued performance of Executive’s duties or disclose to the Company or any other Person or induce the Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any previous employer of Executive.

11. Expenses. The Company shall reimburse Executive up to $37,500 for legal fees incurred by Executive in connection with the negotiation, preparation and execution of this Agreement and related agreements, subject to Executive’s submission of appropriate documentation of such fees and expenses to the Company.

12. Executive Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

APPLIED DIGITAL CORPORATION

By:	/s/ David Rench
Name:	David Rench
Title:	Chief Financial Officer

EXECUTIVE

/s/ Wes Cummins
Wes Cummins
Wes Cummins

[Signature Page to Wes Cummins Employment Agreement]

Exhibit A

Release

This RELEASE (“Release”) is dated this [●] day of [●], by and between Applied Digital Corporation, a Nevada corporation (the “Company”), and Wes Cummins (“Executive”).

WHEREAS, the Company and Executive previously entered into an employment agreement dated October 10, 2024 (the “Employment Agreement”)

WHEREAS, Executive’s employment with the Company has been terminated, effective [●] and

WHEREAS, pursuant to Section 4(d) of the Employment Agreement, Executive is eligible for certain compensation and benefits upon such termination, contingent upon the execution of this Release (collectively, the “Severance Payments and Benefits”);

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement, the Company and Executive agree as follows:

1. Consideration. In return for Executive’s execution, delivery, and non-revocation of this Release according to the timelines and procedures set forth herein, and subject to the terms and conditions set forth herein and in Section 4(d) of the Employment Agreement (including, without limitation, Executive’s continued compliance with the terms and conditions of the Employment Agreement and this Release), the Company will pay or provide to Executive the Severance Payments and Benefits in accordance with the terms and conditions set forth in the Employment Agreement.

2. Release. Executive, on Executive’s own behalf and on behalf of Executive’s heirs, estate, beneficiaries and legal representatives, does hereby irrevocably and unconditionally release, acquit and forever discharges, to the fullest extent permitted by law, the Company, and each of its past, present and future subsidiaries and affiliates, and each of their respective past, present and future officers, directors, agents, employees, consultants, partners, shareholders, trustees, members, managers, fiduciaries, attorneys, heirs, predecessors, successors and representatives, in their personal and representative capacities, as well as all employee benefit plans maintained by the Company or any of its affiliates and all fiduciaries and administrators of any such plans, in their personal and representative capacities (the “Released Parties”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, without limitation, those that arose out of the Employment Agreement or Executive’s employment or other service with the Company or any subsidiary or affiliate thereof (or the termination thereof), or arising out of any act committed or omitted at any time, all up through and including the date on which this Release is executed, including, but not limited to, (i) those which were, could have been or could be the subject of an administrative or judicial proceeding filed by Executive or on Executive’s behalf under federal, state, local or other law, whether by statute, regulation, in contract or tort, and including, but not limited to, every claim for front pay, back pay, wages, bonus, benefits, any form of discrimination (including but not limited to, every claim of race, color, sex, religion, national origin, sexual preference, disability or age discrimination), wrongful termination, emotional distress, pain and suffering, breach of contract, compensatory or punitive damages, interest, attorney’s fees, reinstatement or reemployment, and (ii) under the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, Texas Commission on Human Rights/Texas Employment Discrimination Law, Texas Disability Discrimination Law, Texas Minimum Wage Act, Texas Wage Payment Law, Texas Disaster and Emergency Responder Protection Law, Texas Wiretapping Protection Law, each as amended, (iii) any other Federal, state and local laws relating to discrimination on the basis of sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs, and, (iv) any rights that the Executive might have otherwise had to the grant of equity or equity-based awards from the Company or its subsidiaries or affiliates. The Executive further agrees that this Release may be pleaded as a full defense to any action, suit, arbitration or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by the Executive, the Executive’s descendants, dependents, heirs, executors, administrators or permitted assigns. By signing this Release, the Executive acknowledges and agrees that the Executive intends to waive and release any rights known or unknown that the Executive may have against the Released Parties under these and any other laws; provided that the Executive does not waive or release claims with respect to: (i) any vested rights under any of the Company’s employee benefit plans or programs; (ii) any rights to medical benefit continuation coverage, on a self-pay basis, pursuant to federal law (COBRA); (iii) any claims to indemnification or insurance coverage, including but not limited to “D&O coverage,” that the Executive may have with respect to any claims made or threatened against the Executive in the Executive’s capacity as director, officer, or employee of the Company, (iv) rights to accrued but unpaid base salary, accrued and vested bonuses or other vested compensation earned in the Executive’s capacity as an employee or other service provider of the Company, or (v) any rights that cannot be released as a matter of law and/or waived by private agreement (collectively, the “Unreleased Claims”). This general release of claims also does not apply to, waive, affect, limit or interfere with the Executive’s preserved rights in Section 8 below.

Exhibit A – Release

3. Proceedings. The Executive acknowledges and agrees that the Executive has not filed any complaint, charge, claim or proceeding, against any of the Released Parties before any local, state, federal or foreign agency, court, arbitrator, mediator, arbitration or mediation panel, or other body (each individually a “Proceeding”). The Executive represents that the Executive is not aware of any basis on which such a Proceeding could reasonably be instituted, provided that if the Executive is aware of any basis on which such a Proceeding could reasonably be instituted, then the Executive has disclosed such basis to the Company in writing. Except as provided in Section 8 below, the Executive (i) acknowledges and agrees that the Executive will not initiate or cause to be initiated on the Executive’s behalf any Proceeding (except with respect to an Unreleased Claim) and will not participate in any Proceeding (except with respect to an Unreleased Claim), in each case, except as required by law; and (ii) to the maximum extent permitted by law, waives any right the Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission. Further, the Executive understands that, by executing this Release, the Executive will be limiting the availability of certain remedies that the Executive may have against the Company and its subsidiaries and affiliates and limiting also the ability of the Executive to pursue certain claims against the Released Parties. Without limitation of the foregoing, this Release Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any Proceeding that may be prosecuted, instituted or attempted by the Executive in breach hereof.

4. Opportunity for Review. The Executive is hereby advised and encouraged by the Company to consult with the Executive’s own independent counsel before signing this Release. The Executive represents and agrees: (i) that the Executive has, to the extent the Executive desires, discussed all aspects of this Release with the Executive’s attorney; (ii) that the Executive has carefully read and fully understands all of the provisions of this Release; and (iii) that the Executive is knowingly, intentionally and voluntarily entering into this Release. The Executive represents and acknowledges that in executing this Release the Executive is not relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Company or its subsidiaries or affiliates with regard to the subject matter of this Release.

5. No Admission. This Release does not constitute an admission of liability or wrongdoing of any kind by any of the Released Parties.

6. General Provisions. The provisions of this Release will be binding upon the Executive’s heirs, executors, administrators, legal representatives and assigns. A failure of any of the Released Parties to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. Should any provision hereof be invalid or otherwise unenforceable under any law, such provision affected will be curtailed and limited to the extent necessary to bring it within the requirements of such law, and the remaining provisions of this Release will remain in full force and effect and be fully valid and enforceable.

7. Waiver of Claims under ADEA; Time to Consider/Revoke. Executive acknowledges, understands and agrees that the general release of claims in Section 2 above includes, but is not limited to, a waiver and release of all claims that Executive may have under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”) arising up to and including the date that Executive signs and returns this Release. As required by the Older Workers Benefit Protection Act of 1990, Executive is hereby advised that:

●	Executive is not waiving any rights or claims under the ADEA that may arise after the date he signs this Release;
●	Executive should consult with an attorney of his choice concerning his rights and obligations under this Release before signing this Release;
●	Executive should fully consider this Release before signing it;
●	nothing in this Release prevents or precludes Executive from challenging (or seeking a determination of) the validity of the waiver under the ADEA;
●	Executive has at least [twenty-one (21)][forty-five (45)][1] days from the date he received this Release to consider whether or not to sign it. Executive also should understand that he may use as much or as little of the review period as he wishes before deciding whether or not to sign this Release;
●	if Executive does not sign and return this Release within the required time period, then the Company’s offer to provide Executive with any severance payments or benefits in the Employment Release, will automatically terminate;
●	at any time within seven (7) days after signing this Release, Executive may change his mind and revoke his acceptance of this Release. To be effective, Executive’s revocation must be in writing and either hand-delivered or sent electronically to the Company within the 7-day period;

1 Exhibit A subject to update to add any additional information that may be required by ADEA and/or the OWBPA in the event of a group layoff.

●	this Release is not effective or enforceable until (and if) the revocation period has passed without a revocation;
●	if Executive exercises his right to revoke, this Release will not be enforceable; and
●	if Executive does not revoke his acceptance of this Release, the eighth (8th) day following the date that Executive signs this Release will be the effective date (the “Effective Date”).

8. Preserved Rights. This Release is not intended to, and shall not, in any way prohibit, limit or otherwise interfere with:

(a) The Executive’s protected rights under federal, state or local law, without notice to the Company: (i) to communicate or file a charge with, a government regulator, (ii) participate in an investigation or proceeding conducted by a government regulator, or (iii) receive an award paid by a government regulator for providing information; provided, however, if you bring a claim before the Equal Employment Opportunity Commission (“EEOC”) or similar state or local agency you shall not be entitled to any relief or recovery (whether monetary or otherwise), and Executive hereby waives any and all rights to relief or recovery, under, or by virtue of, any such filing of a charge with, or investigation, hearing or proceeding conducted by, the EEOC or any other similar state or local government agency relating to any claim that has been released in this Agreement;

(b) Executive’s protected right to test, under the Older Workers Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA in this Release; or

(c) Executive’s protected rights to discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or

(d) Executive’s right to disclose any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which he is entitled; or

(e) Executive’s right to enforce the terms of this Release and to exercise his rights relating to any other Unreleased Claims; or

(f) Executive’s right, if any, to engage in protected activity under the National Labor Relations Act.

9. Restrictive Covenants. The Executive acknowledges and affirms his obligations pursuant to Section 5 of the Employment Agreement, which Section is herein incorporated by reference.

10. Breach. The Executive acknowledges and agrees that if the Executive breaches any provision of this Release or the Employment Agreement, the Executive shall cease to be eligible for any Severance Payments and Benefits and the Company may, in its sole discretion, discontinue remaining Severance Payments and Benefits, if any, and may require the Executive to reimburse the Company the value of any Severance Payments and Benefits previously received.

11. Amendments. This Release may not be modified or amended or any term or provision hereof waived or discharged, except in a writing, signed by the Company and the Executive.

12. Governing Law. The validity, interpretations, construction and performance of this Release shall be governed by the laws of Texas without giving effect to conflict of laws principles.

13. Arbitration. Any dispute or controversy arising under or in connection with this Release shall be resolved in accordance with the provisions of Section 9(i) of the Employment Agreement, which Section is herein incorporated by reference.

14. Headings. The headings in this Release are for convenience of identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Release or any provision hereof. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

15. Counterparts. This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Release. Signatures delivered by facsimile or PDF shall be deemed effective for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Release on the date first above written.

APPLIED DIGITAL CORPORATION

By:
Name:
Title:

EXECUTIVE

Wes Cummins

[Signature Page - Exhibit A – Release]